Exhibit 99.1
Hercules Offshore Announces Fourth Quarter and Full Year 2009 Results
HOUSTON, March 2, 2010 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $26.9 million, or $0.23 per diluted share, on revenues of $176.4 million for the fourth quarter ended December 31, 2009, versus a loss from continuing operations of $1.1 billion, or $12.90 per diluted share, on revenues of $313.5 million for the quarter ended December 31, 2008.
When adjusting for certain items outlined in the attached Reconciliation of GAAP to Non-GAAP Financial Measures, the Company reported a loss from continuing operations of $25.8 million, or $0.23 per diluted share for the fourth quarter 2009, compared with income from continuing operations of $36.2 million, or $0.41 per diluted share for the fourth quarter 2008, also adjusted for certain items. The fourth quarter 2009 loss of $0.23 per diluted share has not been adjusted for the accounts receivable reserve and related items associated with the Hercules 185 which adversely impacted the results on a pre-tax basis by a net of $31.6 million. The accounts receivable reserve associated with Hercules 185 was reduced from the previously announced amount by $3.0 million due to a payment received.
The Company reported a loss from continuing operations of $90.1 million, or $0.93 per diluted share, on revenues of $742.9 million for the twelve month period ended December 31, 2009, versus a loss from continuing operations of $1.1 billion, or $12.25 per diluted share, on revenues of $1.1 billion for the twelve month period ended December 31, 2008.
The Company reported a loss from continuing operations for the twelve months ended December 31, 2009, of $75.2 million, or $0.77 per diluted share, as adjusted for certain items, compared to income from continuing operations of $92.9 million, or $1.04 per diluted share for the twelve months ended December 31, 2008, also adjusted for certain items.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “Our fourth quarter 2009 results were adversely impacted by the accounts receivable reserve in International Offshore as well as relatively weak business conditions in our Domestic Offshore and Inland segments. However, solid results from our cost reduction measures partially offset these challenges. Overall, 2009 was one of the most difficult years our industry has ever seen and I am extremely proud of the proactive response by our management team and employees to enhance revenue opportunities, eliminate costs, reduce capital spending and strengthen our capital structure.”
Mr. Rynd continued, “While the slope of the recovery is still uncertain, we believe that the recovery is underway, as evidenced by the recent increase in our Domestic Offshore activity levels and our increasing backlog which is providing better visibility than we have had in over a year. The recent strengthening and stabilization in commodity prices, reduced oilfield service costs, the improvement in the capital markets and feedback we have received from our customers are all pointing toward increasing exploration and production spending both in the U.S. and internationally, which serve to reinforce our belief that the industry has entered the initial stages of recovery.”
Offshore
Domestic Offshore revenues in the fourth quarter 2009 decreased to $25.8 million from $109.7 million in the fourth quarter 2008 due to declines in both operating days and dayrates which were primarily caused by weak demand. Fourth quarter 2009 average revenue per rig per day decreased to $37,799 compared to $72,008 in the fourth quarter 2008, while operating days declined to 682 from 1,524, in the same periods, respectively. The decline in revenue was partially offset by a 28% reduction in operating costs to $43.8 million in the fourth quarter 2009 from $61.0 million in the fourth quarter 2008 as a result of the Company’s stacking plan. Domestic Offshore recorded an operating loss of $34.5 million for the fourth quarter 2009 compared with operating income of $29.9 million, before the impairment of property and equipment and goodwill, for the fourth quarter 2008.
International Offshore generated revenues of $98.5 million in the fourth quarter 2009, a slight increase from $93.2 million in the fourth quarter 2008. Average revenue per rig per day increased to $131,571 from $127,981 in the same periods, respectively, despite a decline in market dayrates as the Company benefitted from a change in the mix of rigs working. Operating days increased modestly to 749 in the fourth quarter 2009 from 728 in the fourth quarter 2008, as a result of the fourth quarter 2008 and first quarter 2009 commencement of operations on our two jackup rigs operating in Saudi Arabia, largely offset by fewer operating days on the Hercules 156 and Hercules 170, which were warm stacked earlier in 2009, and the Hercules 206, which has mobilized to the U.S. Gulf of Mexico in November 2009 from Mexico. Fourth quarter 2009 operating income was $11.2 million, including the net charge of $31.6 million related to the Hercules 185 compared to operating income of $43.3 million in the comparable quarter, excluding the impairment of goodwill. The Company continues to pursue all commercial and legal avenues for the collection of the receivable related to the Hercules 185. Although the amount owed by the customer remains undisputed and the Company recently received a $3.0 million payment from the customer, the collection of the receivable remains uncertain.
Inland
During the fourth quarter 2009, Inland revenues declined to $4.3 million from $37.5 million in the fourth quarter 2008 due to extremely weak demand, which also led to a decline in average revenue per rig per day to $18,346 from $39,454 in the same periods, respectively. Operating days declined to 237 in the fourth quarter 2009 from 951 in the fourth quarter 2008. However, utilization of marketed rigs increased to 85.9% in the fourth quarter 2009 from 68.9% in the comparable period of 2008 because of significantly reduced available days resulting from our stacking plan, which also led to a 72.3% reduction in operating expenses to $8.0 million in the fourth quarter 2009 from $29.0 million in the fourth quarter 2008. Inland recorded an operating loss of $11.9 million in the fourth quarter 2009 versus a fourth quarter 2008 operating loss of $8.5 million excluding the effect of impairment charges.
Liftboats
Domestic Liftboats generated revenues of $14.8 million during the fourth quarter 2009 compared to revenues of $31.2 million in the fourth quarter 2008. Utilization decreased to 62.5% in the fourth quarter 2009, following a mild hurricane season from 81.4% in the same period of 2008, which was bolstered by repair work stemming from Hurricanes Gustav and Ike. As a result of the reduced demand and a fleet mix shift following the mobilization of four of our larger class liftboats to West Africa, average revenue per liftboat per day declined to $6,780 in the fourth quarter 2009 from $9,918 in the fourth quarter 2008. The reduced fleet size and decline in utilization led to a reduction in operating income to approximately $353,000 in fourth quarter 2009 from $12.3 million in the fourth quarter 2008.
During the fourth quarter 2009, International Liftboats generated revenues of $26.8 million compared to $27.0 million in the fourth quarter 2008. Average revenue per liftboat per day increased slightly to $21,972 from $20,177 in the fourth quarters of 2009 and 2008, respectively. Partially offsetting the higher average revenue per liftboat per day was a decrease in utilization to 63.3% in the fourth quarter 2009 from 78.3% in the fourth quarter 2008, due to weak demand, particularly for the smaller vessels, and an extensive drydocking schedule. Our average operating expense per liftboat per day increased to $8,582 in the fourth quarter 2009 from $6,643 in the fourth quarter 2008 largely driven by expenses related to the mobilization of the four aforementioned liftboats as well as the mix shift in the type of liftboats. As a result, operating income decreased to $4.6 million in the fourth quarter 2009 from $10.9 million in the fourth quarter 2008.
Liquidity and Capitalization
At December 31, 2009, the Company had unrestricted cash and equivalents totaling $140.8 million and unused capacity of $165.0 million under its revolving credit facility. As of December 31, 2009, the Company’s balance sheet reflects total debt of $861.7 million. Cash flow provided by operations was $17.9 million and capital expenditures plus deferred drydocking expenditures were $6.7 million during the three months ended December 31, 2009.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income (loss) from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, and not as a substitute, or superior to, income (loss) from continuing operations, operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements.
Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income (Loss), Net Income (Loss) From Continuing Operations and Diluted Earnings (Loss) per Share from Continuing Operations.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, March 2, 2010, to discuss its fourth quarter and year end 2009 financial results. To participate in the call, dial 800-901-5231 (domestic) or 617-786-2961 (international) and reference access code 99167334 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Tuesday, March 2, 2010, beginning at 1:00 p.m. CST (2:00 p.m. EST), through Tuesday, March 9, 2010. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with reference code 93181822. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on three continents. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this news release that address outlook, activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the Company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. Risks and uncertainties that may affect our actual results include, among other things, oil and natural gas prices and industry expectations about future prices; demand for our rigs and vessels; future utilization rates and dayrates; our ability to enter into and the terms of future contracts and the collection of accounts receivable; sufficiency and availability of financing and compliance with our debt covenants; the impact of governmental laws and regulations; increases in operating expenses; uncertainties relating to the level of activity in offshore oil and natural gas exploration, development and production; labor relations and work stoppages; operating hazards such as severe weather and seas, fires, blowouts, war, terrorism, and inadequate insurance coverage; compliance with or breach of environmental laws; the business impact of newly constructed rigs; the effect of litigation and contingencies; and the inability to carry out our business strategies.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$140,828	$106,455
Restricted Cash	3,658	—
Accounts Receivable, Net	133,662	293,089
Prepaids	13,706	23,033
Current Deferred Tax Asset	22,885	17,379
Assets Held for Sale	—	39,623
Other	6,675	19,946

	321,414	499,525
Property and Equipment, Net	1,923,603	2,049,030
Other Assets, Net	32,459	42,340

	$2,277,476	$2,590,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$4,952	$11,455
Insurance Notes Payable	5,484	11,126
Accounts Payable	51,868	99,823
Accrued Liabilities	67,773	83,424
Interest Payable	6,624	506
Taxes Payable	5,671	32,440
Other Current Liabilities	34,229	35,966

	176,601	274,740
Long-term Debt, Net of Current Portion	856,755	1,015,764
Other Liabilities	19,809	35,529
Deferred Income Taxes	245,799	339,547

Commitments and Contingencies

Stockholders’ Equity	978,512	925,315

	$2,277,476	$2,590,895

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$176,407	$313,469	$742,851	$1,111,807

Costs and Expenses:
Operating Expenses	125,437	161,573	514,136	631,711
Impairment of Goodwill	—	950,287	—	950,287
Impairment of Property and Equipment	—	376,668	26,882	376,668
Depreciation and Amortization	49,682	51,744	201,421	192,894
General and Administrative	44,002	23,383	92,558	81,160

	219,121	1,563,655	834,997	2,232,720

Operating Loss	(42,714)	(1,250,186)	(92,146)	(1,120,913)

Other Income (Expense):
Interest Expense	(23,505)	(15,793)	(77,986)	(63,778)
Expense of Credit Agreement Fees	—	—	(15,073)	—
Gain (Loss) on Early Retirement of Debt, Net	(1,590)	26,345	12,157	26,345
Other, Net	1,207	497	3,967	3,315

Loss Before Income Taxes	(66,602)	(1,239,137)	(169,081)	(1,155,031)
Income Tax Benefit	39,721	104,149	78,932	73,161

Loss from Continuing Operations	(26,881)	(1,134,988)	(90,149)	(1,081,870)
Income (Loss) from Discontinued Operation, Net of Taxes	380	(754)	(1,585)	(1,520)

Net Loss	$(26,501)	$(1,135,742)	$(91,734)	$(1,083,390)

Basic Loss Per Share:
Loss from Continuing Operations	$(0.23)	$(12.90)	$(0.93)	$(12.25)
Income (Loss) from Discontinued Operation	—	(0.01)	(0.01)	(0.01)

Net Loss	$(0.23)	$(12.91)	$(0.94)	$(12.26)

Diluted Loss Per Share:
Loss from Continuing Operations	$(0.23)	$(12.90)	$(0.93)	$(12.25)
Income (Loss) from Discontinued Operation	—	(0.01)	(0.01)	(0.01)

Net Loss	$(0.23)	$(12.91)	$(0.94)	$(12.26)

Weighted Average Shares Outstanding:
Basic	114,564	87,970	97,114	88,351
Diluted	114,564	87,970	97,114	88,351

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2009	2008
	(Unaudited)
Cash Flows from Operating Activities:
Net Loss	(91,734)	$(1,083,390)
Adjustments to Reconcile Net Loss to Net Cash Provided by
Operating Activities:
Depreciation and Amortization	201,421	192,918
Stock-Based Compensation Expense	8,257	12,535
Deferred Income Taxes	(89,295)	(118,685)
Provision for Doubtful Accounts Receivable	32,912	6,167
Amortization of Deferred Financing Fees	3,594	4,036
Amortization of Original Issue Discount	4,120	4,292
Non-Cash Loss on Derivatives	1,429	—
Gain on Insurance Settlement	(8,700)	—
Gain on Disposal of Assets	(970)	(3,029)
Expense of Credit Agreement Fees	15,073	—
Gain on Early Retirement of Debt, Net	(12,157)	(26,345)
Impairment of Goodwill	—	950,287
Impairment of Property and Equipment	26,882	376,668
Excess Tax Benefit from Stock-Based Arrangements	(4,571)	(5,860)
Net Change in Operating Assets and Liabilities	52,658	(39,646)

Net Cash Provided by Operating Activities	138,919	269,948

Cash Flows from Investing Activities:
Acquisition of Assets	—	(320,839)
Additions of Property and Equipment	(76,141)	(264,245)
Deferred Drydocking Expenditures	(15,646)	(17,269)
Proceeds from Sale of Marketable Securities	—	39,300
Insurance Proceeds Received	9,168	30,221
Proceeds from Sale of Assets, Net	25,767	17,045
Increase in Restricted Cash	(3,658)	—

Net Cash Used in Investing Activities	(60,510)	(515,787)

Cash Flows from Financing Activities:
Short-term Debt Borrowings (Repayments), Net	(2,455)	2,455
Long-term Debt Borrowings	292,149	350,000
Long-term Debt Repayments	(403,648)	(121,427)
Redemption of 3.375% Convertible Senior Notes	(6,099)	(44,848)
Common Stock Issuance (Repurchase)	89,600	(49,228)
Proceeds from Exercise of Stock Options	—	5,127
Excess Tax Benefit from Stock-Based Arrangements	4,571	5,860
Payment of Debt Issuance Costs	(18,143)	(8,097)
Other	(11)	—

Net Cash Provided by (Used in) Financing Activities	(44,036)	139,842

Net Increase (Decrease) in Cash and Cash Equivalents	34,373	(105,997)
Cash and Cash Equivalents at Beginning of Period	106,455	212,452

Cash and Cash Equivalents at End of Period	$140,828	$106,455

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Domestic Offshore:
Number of rigs (as of end of period) (a)	24	27	24	27
Revenues	$25,779	$109,740	$140,889	$382,358
Operating expenses	43,838	60,988	175,473	227,884
Impairment of goodwill	—	507,194	—	507,194
Impairment of property and equipment	—	174,613	—	174,613
Depreciation and amortization expense	15,525	17,765	60,775	66,850
General and administrative expenses	901	1,057	6,496	4,673

Operating loss	$(34,485)	$(651,877)	$(101,855)	$(598,856)

International Offshore:
Number of rigs (as of end of period) (b)	10	12	10	12
Revenues	$98,547	$93,170	$393,797	$327,983
Operating expenses	41,940	37,281	169,418	147,899
Impairment of goodwill	—	150,886	—	150,886
Impairment of property and equipment	—	—	26,882	—
Depreciation and amortization expense	15,106	11,471	63,808	37,865
General and administrative expenses	30,312	1,166	35,694	2,980

Operating income (loss)	$11,189	$(107,634)	$97,995	$(11,647)

Inland:
Number of barges (as of end of period) (a)	17	27	17	27
Revenues	$4,348	$37,521	$19,794	$162,487
Operating expenses	8,030	28,987	44,593	125,656
Impairment of goodwill	—	205,474	—	205,474
Impairment of property and equipment	—	202,055	—	202,055
Depreciation and amortization expense	8,023	11,577	32,465	43,107
General and administrative expenses	243	5,497	1,831	8,347

Operating loss	$(11,948)	$(416,069)	$(59,095)	$(422,152)

Domestic Liftboats:
Number of liftboats (as of end of period) (c)	41	45	41	45
Revenues	$14,822	$31,191	$75,584	$94,755
Operating expenses	9,461	13,346	48,738	54,474
Depreciation and amortization expense	4,423	4,848	20,267	21,317
General and administrative expenses	585	669	2,039	2,386

Operating income	$353	$12,328	$4,540	$16,578

(a)	In January 2009, we retired four Domestic Offshore rigs and ten Inland barges. In November 2009, we transferred Hercules 206 to Domestic Offshore to be cold-stacked.

(b)	In August 2009, we sold Hercules 110 which was cold-stacked in Trinidad. In November 2009, we transferred Hercules 206 to Domestic Offshore to be cold-stacked.

(c)	The number of liftboats as of December 31, 2009 reflects the transfer of four liftboats from our Domestic Liftboats segment to our International Liftboats segment. The financial results of these four vessels are reflected in International Liftboats from the date of transfer which occurred during the three months ended September 30, 2009.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
International Liftboats:
Number of liftboats (as of end of period) (c)	24	20	24	20
Revenues	$26,828	$26,977	$88,537	$85,896
Operating expenses	16,563	11,346	48,240	39,122
Depreciation and amortization expense	4,208	2,417	12,880	9,912
General and administrative expenses	1,442	2,296	4,990	5,990

Operating income	$4,615	$10,918	$22,427	$30,872

Delta Towing:
Revenues	$6,083	$14,870	$24,250	$58,328
Operating expenses	5,605	9,625	27,674	36,676
Impairment of goodwill	—	86,733	—	86,733
Depreciation and amortization expense	1,599	2,869	7,917	10,926
General and administrative expenses	312	2,128	1,336	4,058

Operating loss	$(1,433)	$(86,485)	$(12,677)	$(80,065)

Total Company:
Revenues	$176,407	$313,469	$742,851	$1,111,807
Operating expenses	125,437	161,573	514,136	631,711
Impairment of goodwill	—	950,287	—	950,287
Impairment of property and equipment	—	376,668	26,882	376,668
Depreciation and amortization expense	49,682	51,744	201,421	192,894
General and administrative expenses	44,002	23,383	92,558	81,160

Operating loss	(42,714)	(1,250,186)	(92,146)	(1,120,913)
Interest expense	(23,505)	(15,793)	(77,986)	(63,778)
Expense of Credit Agreement Fees	—	—	(15,073)	—
Gain (Loss) on early retirement of debt, net	(1,590)	26,345	12,157	26,345
Other, net	1,207	497	3,967	3,315

Loss before income taxes	(66,602)	(1,239,137)	(169,081)	(1,155,031)
Income tax benefit	39,721	104,149	78,932	73,161

Loss from continuing operations	(26,881)	(1,134,988)	(90,149)	(1,081,870)
Income (loss) from discontinued operation, net of taxes	380	(754)	(1,585)	(1,520)

Net Loss	$(26,501)	$(1,135,742)	$(91,734)	$(1,083,390)

(c)	The number of liftboats as of December 31, 2009 reflects the transfer of four liftboats from our Domestic Liftboats segment to our International Liftboats segment. The financial results of these four vessels are reflected in International Liftboats from the date of transfer which occurred during the three months ended September 30, 2009.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended December 31, 2009
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	682	1,012	67.4%	$37,799	$43,318
International Offshore	749	951	78.8%	131,571	44,101
Inland	237	276	85.9%	18,346	29,094
Domestic Liftboats	2,186	3,496	62.5%	6,780	2,706
International Liftboats	1,221	1,930	63.3%	21,972	8,582

	Three Months Ended December 31, 2008
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,524	2,024	75.3%	$72,008	$30,132
International Offshore	728	791	92.0%	127,981	47,131
Inland	951	1,380	68.9%	39,454	21,005
Domestic Liftboats	3,145	3,864	81.4%	9,918	3,454
International Liftboats	1,337	1,708	78.3%	20,177	6,643

	Twelve Months Ended December 31, 2009
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	2,676	4,544	58.9%	$52,649	$38,616
International Offshore	3,100	3,714	83.5%	127,031	45,616
Inland	651	1,578	41.3%	30,406	28,259
Domestic Liftboats	9,535	14,804	64.4%	7,927	3,292
International Liftboats	4,293	7,209	59.6%	20,624	6,692

	Twelve Months Ended December 31, 2008
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	5,907	8,166	72.3%	$64,730	$27,906
International Offshore	2,753	3,005	91.6%	119,137	49,218
Inland	4,048	5,885	68.8%	40,140	21,352
Domestic Liftboats	10,343	15,785	65.5%	9,161	3,451
International Liftboats	5,028	6,501	77.3%	17,084	6,018

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $3.9 million and $ 16.3 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the three and twelve months ended December 31, 2009, respectively and $2.3 million and $11.6 million for the three and twelve months ended December 31, 2008, respectively. Included in International Liftboats revenue is a total of $0.1 million and $0.2 million related to amortization of deferred mobilization revenue for the three and twelve months ended December 31, 2009, respectively and $0.3 million for both the three and twelve months ended December 31, 2008.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $3.6 million and $6.3 million related to amortization of deferred mobilization expenses, including a $2.6 million charge to impair the deferred mobilization costs related to one international contract, for the three and twelve months ended December 31, 2009, respectively and $1.0 million and $5.6 million for the three and twelve months ended December 31, 2008, respectively. Included in International Liftboats operating expense is a total of $0.2 million related to amortization of deferred mobilization expenses for both the three and twelve months ended December 31, 2009. There was no such operating expense for the three and twelve months ended December 31, 2008.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income, income from continuing operations or diluted earnings per share excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008
Operating Income (Loss):
GAAP Operating Loss	$(42,714)		$(1,250,186)		$(92,146)		$(1,120,913)
Adjustment	—	(a)	1,328,914	(b)	26,882	(c)	1,334,423	(d)

Non-GAAP Operating Income (Loss)	$(42,714)		$78,728		$(65,264)		$213,510

Other Income (Expense):
GAAP Other Income (Expense)	$(23,888)		$11,049		$(76,935)		$(34,118)
Adjustment	1,590	(a)	(26,345	)(b)	2,916	(c)	(26,345	)(d)

Non-GAAP Other Expense	$(22,298)		$(15,296)		$(74,019)		$(60,463)

Benefit (Provision) for Income Taxes:
GAAP Benefit for Income Taxes	$39,721		$104,149		$78,932		$73,161
Tax Impact of Adjustment	(557	)(a)	(131,403	)(b)	(14,799	)(c)	(133,331	)(d)

Non-GAAP Benefit (Provision) for Income Taxes	$39,164		$(27,254)		$64,133		$(60,170)

Income (Loss) from Continuing Operations:
GAAP Loss from Continuing Operations	$(26,881)		$(1,134,988)		$(90,149)		$(1,081,870)
Total Adjustment, Net of Tax	1,033	(a)	1,171,166	(b)	14,999	(c)	1,174,747	(d)

Non-GAAP Income (Loss) from Continuing Operations	$(25,848)		$36,178		$(75,150)		$92,877

Diluted Earnings (Loss) per Share from Continuing Operations:
GAAP Diluted Loss per Share from Continuing Operations	$(0.23)		$(12.90)		$(0.93)		$(12.25)
Adjustment per Share	—	(a)	13.31	(b)	0.16	(c)	13.29	(d)

Non-GAAP Diluted Earnings (Loss) per Share from Continuing Operations	$(0.23)		$0.41		$(0.77)		$1.04

(a)	This amount represents a non-cash charge of $1.6 million related to the write-off of unamortized issuance cost in connection with the early retirement of a portion of our term loan facility. On an after-tax basis, this adjustment approximated $1.0 million, or zero cents per diluted share.

(b)	These amounts represent a non-cash charge of $1.3 billion to reflect the impairment of goodwill and property and equipment, $2.0 million of separation and benefit related costs associated with the Company’s executive management changes, a $28.4 million gain on the repurchase of $88.2 million aggregate principal amount of the Company’s 3.375% Convertible Senior Notes as well as the related write-off of unamortized issuance costs of $2.1 million. On an after-tax basis, these adjustments approximated $1.2 billion, or $13.31 per diluted share.

(c)	These amounts represent (i) a non-cash charge of $26.9 million to reflect the impairment of the Hercules 110 ; (ii) a $10.7 million gain on the repurchase of $20.0 million aggregate principal amount of our 3.375% Convertible Senior Notes offset by the write-off of unamortized issuance cost of $0.4 million; (iii) a $4.4 million gain on the retirement of $45.8 million aggregate principal amount of our 3.375% Convertible Senior Notes in exchange for 7,755,440 of our common shares offset by the write-off of unamortized issuance cost of $1.0 million; (iv) a $10.8 million charge due to the write-off of previously deferred unamortized debt issuance costs in connection with the amendment of our Credit Agreement; (v) a $4.3 million charge related to certain fees paid to third-parties associated with the amendment of our Credit Agreement and (vi) a non-cash charge of $1.6 million related to the write-off of unamortized issuance cost in connection with the early retirement of a portion of our term loan facility. On an after-tax basis, these adjustments approximated $15.0 million, or 16 cents per diluted share.

(d)	These amounts represent a non-cash charge of $1.3 billion to reflect the impairment of goodwill and property and equipment, $7.5 million of separation and benefit related costs associated with the Company’s executive management changes, a $28.4 million gain on the repurchase of $88.2 million aggregate principal amount of the Company’s 3.375% Convertible Senior Notes as well as the related write-off of unamortized issuance costs of $2.1 million. On an after-tax basis, these adjustments approximated $1.2 billion, or $13.29 per diluted share.